VERA BRADLEY NAMES ROBERT WALLSTROM CHIEF EXECUTIVE OFFICER

Former Saks Executive and 30-Year Industry Veteran Brings Deep Retail and Brand Experience

FORT WAYNE, Ind., November 5, 2013 - Vera Bradley, Inc. (Nasdaq:VRA) today announced that Robert T. Wallstrom has been appointed President and Chief Executive Officer and a member of the Board of Directors, effective November 11, 2013. Mr. Wallstrom succeeds Michael C. Ray, who previously announced his intention to retire as CEO.

Mr. Wallstrom brings 30 years of retail experience to Vera Bradley, most recently serving as President of Saks Fifth Avenue’s OFF Fifth division, where he was instrumental in driving a 50 percent increase in sales and a 100 percent increase in profitability. Under his stewardship, OFF Fifth also elevated its brand, improved its assortment of merchandise, and expanded from 40 stores to 71 stores.

John Kyees, Vera Bradley’s Lead Independent Director, said, “Rob is a successful retail executive with extensive brand management experience, proven leadership abilities and a strong track record of driving growth. As President of OFF Fifth, Rob developed and implemented a strategic plan that repositioned the division as a growth engine, propelling Saks to a market leading position. The Board is confident he possesses the vision, experience and skills to build upon our track record and achieve long-term success for the Vera Bradley brand.”

Robert J. Hall, Chairman of the Board, added, “After a rigorous search process which included the evaluation of a number of highly qualified candidates, the Board unanimously concluded that Rob is the right leader for Vera Bradley and we are thrilled to welcome him to the Company. Rob is extremely well-regarded in the retail industry and has a proven track record developing and successfully executing strategic growth plans. He has a deep background in brand positioning, product development and planning and allocation, and we believe he has the right skills and expertise to lead our Company into the future. On behalf of the Board, I would also like to thank Mike Ray for all of his contributions over the years. Mike is a talented, successful leader, a wonderful friend, and we wish him all the best in his future endeavors.”

Mr. Wallstrom stated, “I am honored to have the opportunity to serve as CEO of such a unique company with a distinctive and authentic brand, an immensely loyal customer base, and a strong corporate culture. Mike Ray began Vera Bradley’s evolution into a powerful multi-channel business and I am excited to lead the Company into its next phase of growth. I look forward to working with the Vera Bradley management team and Board as we work to capitalize on the significant opportunities to grow the business and generate long-term shareholder value.”

Mr. Ray said, “I am thrilled to be handing the reins over to Rob, who I believe is the ideal next leader for Vera Bradley. We believe his extensive experience and knowledge of the industry will be tremendous assets to the Company.”

Mr. Ray will remain CEO until Mr. Wallstrom’s start date and will serve in an advisory capacity for a brief time period to ensure a seamless transition. Mr. Ray will also step down from the Board of Directors. Mr. Wallstrom and his family are relocating to Fort Wayne, Indiana.

Robert T. Wallstrom Bio
Mr. Wallstrom most recently served as President of Saks Fifth Avenue’s OFF Fifth division. Previously, he was Group Senior Vice President and General Manager of Saks’ flagship New York store from 2002 to 2007, where he articulated a vision to return the store to its luxury heritage and dramatically improve merchandising, service and the in-store experience. During his five-year tenure at the New York location, he helped grow annual sales from $450 million to more than $600 million and designed and developed the iconic eighth floor shoe store – the first with its own zip code – setting the stage for highly productive relationships with key luxury manufacturers around the world. Prior to joining Saks, Mr. Wallstrom held a variety of roles of increasing responsibility at Macy’s Inc. from 1987 to 1995 and began his career in 1983 at J. W. Robinson department stores, a division of Associated Dry Goods Corp., which was later acquired by May Department Stores Company. Mr. Wallstrom holds a BS in business administration/accounting from San Diego State University.

About Vera Bradley, Inc.
Vera Bradley is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize every look. Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of engagement with fans. Fiscal 2013 net revenues increased 17% to $541 million. The company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Contacts
Investors:
Vera Bradley
Kevin Sierks
260-207-5321
ksierks@verabradley.com

Media:
Vera Bradley
877-708-VERA (8372)
Mediacontact@verabradley.com

Sard Verbinnen & Co
Denise DesChenes / Lesley Bogdanow / Pamela Blum
212-687-8080